EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Healthcare Realty Trust Incorporated
Nashville, Tennessee
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-120695, No. 333-109306, No. 333-117590, and No. 333-79452) and on Form S-8 (No. 333-117590) of Healthcare Realty Trust Incorporated of our reports dated March 1, 2007, relating to the consolidated financial statements, and the effectiveness of Healthcare Realty Trust Incorporated’s internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 1, 2007 relating to the financial statement schedules, which appear in this Annual Report on Form 10-K.
/s/ BDO Seidman, LLP
Memphis, Tennessee
March 1, 2007